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                                                                     Exhibit 3.2

                         SYKES ENTERPRISES, INCORPORATED

               ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

         DESIGNATING THE PREFERENCES, RIGHTS AND LIMITATIONS OF ONE (1)

                    SHARE OF SPECIAL PREFERRED VOTING STOCK

                                 $0.01 PAR VALUE

         Pursuant to Sections 607.0602, 607.1002, and 607.1006 of the Florida Business Corporation Act ("FBCA"), Sykes Enterprises, Incorporated, a Florida corporation (the "Corporation"), does hereby certify that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 3.3(A) of the Articles of Incorporation of the Corporation, as amended (the "Articles") and Section 607.0602 of the FBCA, the Board of Directors of the Corporation, by resolutions duly adopted effective as of December 17, 1998 has classified one share of the authorized but unissued Preferred Stock, par value $.01 per share ("Special Preferred Voting Stock"), as a separate class of Preferred Stock, authorized the issuance of a maximum of one share of Special Preferred Voting Stock, and set the preferences, conversion and other rights, voting powers, restrictions as to dividends, qualifications, terms of redemption and other terms and conditions of the Special Preferred Voting Stock. Shareholder approval was not required under the Articles with respect to such designation.

         SECOND: The class of Special Preferred Voting Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends, qualifications, terms of redemption and other terms and conditions:

         Section 1. Designation and Number of Shares. A class of Preferred Stock, consisting of one share of such stock, is hereby designated as "Special Preferred Voting Stock." So long as any "Exchangeable Shares" (as defined in the Combination Agreement (the "Combination Agreement") dated December 9, 1998, among the Corporation, Oracle Service Networks Corporation ("Oracle"), and the shareholders of Oracle) shall be outstanding, the number of shares comprising the Special Preferred Voting Stock shall not be increased or decreased and no other term of the Special Preferred Voting Stock shall be amended, except upon the approval of the holder of the outstanding share of Special Preferred Voting Stock.

         Section 2. Voting. The outstanding share of Special Preferred Voting Stock shall be entitled at any relevant date to the number of votes (including for purposes of determining the presence of a quorum) determined in accordance with the terms and conditions of the Exchangeable Shares Provisions (as set forth in the Combination Agreement) and the Voting Trust
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Agreement dated December 29, 1998, among the Corporation, Oracle, and Firstar
Bank Milwaukee, N.A. on all matters presented to the holders of Common Stock of the Corporation, and, except as required by law, the Special Preferred Voting Stock shall be voted together with the Common Stock as a single class. The Special Preferred Voting Stock shall have no other voting rights except as required by law.

         Section 3. Record Holder. The Corporation and any transfer agent for the Special Preferred Voting Stock may deem and treat the record holder of the sole share of Special Preferred Voting Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor any transfer agent shall be affected by any notice to the contrary.

         Section 4. Sinking Fund. The holder of the share of Special Preferred Voting Stock shall not be entitled to the benefits of any retirement or sinking fund.

         Section 5. Dividends and Conversion Rights. The holder of the share of Special Preferred Voting Stock shall not be entitled to any dividends or distributions that may be declared by the corporation. The Special Preferred Voting Stock is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights.

         Section 6. Liquidation, Dissolution or Winding-Up. The holder of the share of Special Preferred Voting Stock shall be entitled to receive $20 on liquidation of the Corporation before any amount shall be paid or any assets of the Corporation distributed to the holders of Common Stock of the Corporation, but only after the liquidation preference of any other shares of Preferred Stock of the Corporation, if any, has been paid in full.

         Section 7. Redemption. The share of Special Preferred Voting Stock shall automatically be redeemed at such time as no Exchangeable Shares shall be outstanding or upon the termination of the Voting Trust Agreement.

         THIRD: The Special Preferred Voting Stock has been classified and designated by the Board of Directors of the Corporation under the authority contained in Section 3.3(A) of the Articles.

         FOURTH: These Articles of Amendment have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned officer of the Corporation and attested to by its Secretary effective as of the 29th day of December, 1998.

                                 SYKES ENTERPRISES, INCORPORATED


                                 By:   /s/ Scott J. Bendert
                                   -------------------------------------------
                                    Scott J. Bendert
                                    Senior Vice President - Finance, Treasurer
                                      and Chief Financial Officer


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